RESTATED CERTIFICATE OF
INCORPORATION OF VALHI, INC.

(Original Certificate of Incorporation
Filed December 1, 1932 under
the name Liberty Loan Corporation)

ARTICLE I

The name of the corporation is Valhi, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation has authority to issue is five hundred five million (505,000,000) shares, of which five hundred million (500,000,000) shares are common stock, $.01 par value per share (hereinafter referred to as “Common Stock”), and five million (5,000,000) shares are preferred stock $.01 par value per share (hereinafter referred to as “Preferred Stock”).  The designation and the powers, preferences and rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

1.           Common Stock.

A.           Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.  Each share of Common Stock shall be equal to every other share of Common Stock in every respect.

B.           The holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record on the books of the Corporation with respect to all matters submitted for stockholder approval.

2.           Preferred Stock.  Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors.  The resolution or resolutions providing for the issues of shares of a particular series shall fix, subject to applicable laws and provisions of this Article IV, the designation, rights, preferences and limitations of the shares of each such series.  The authority of the Board of Directors in respect to each series shall include, but not be limited to, determination of the following:

(i)           the consideration for which such Preferred Stock shall be issued;

(ii)           the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(iii)           the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iv)           the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(v)           the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(vi)           the obligation, if any, of Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;

(vii)           the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(viii)           the voting rights, if any, of the shares of such series, in addition to any voting rights required by law; and

(ix)           any other rights, preferences or limitations of shares of such series.

3.           No holder of stock of any class or series or of other securities of the Corporation, or of options, warrants or other rights to purchase stock of any class or series or other securities of the Corporation, shall have any preemptive or preferential right to purchase or subscribe for any securities of the Corporation.

ARTICLE V

1.           Number of Directors.  The number of Directors of the Corporation shall be as set forth in the Bylaws of the Corporation, as they may be amended from time to time.  No decrease in the number of Directors by amendment of the Bylaws shall have the effect of shortening the term of any Director then in office.

2.           Vacancies.  Vacancies on the Board of Directors, whether created by increase in the number of Directors, or by death, disability, resignation or removal, shall be filled by a majority of the Directors then remaining in office.

3.           Removal.  A Director may be removed by the stockholders of the Corporation only for cause at a meeting of stockholders, called for such purpose in conformity with the Bylaws, by the affirmative vote of a majority of the shares entitled to vote at such meeting.

4.           Liability of Directors.  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.  If the Delaware General Corporation Law is hereafter amended, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  Any repeal or modification of this paragraph 4 shall not aversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is hereby expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws of the Corporation, without any action or approval by the stockholders of the Corporation, by the affirmative vote of a majority of the Directors then in office.

ARTICLE VII

1.           The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to, but not in contravention of, those elsewhere provided in this Certificate of Incorporation and in addition to, but not in contravention of, the powers and authorities expressly conferred upon the Board of Directors by the laws of the State of Delaware.  All of the powers of the Corporation, insofar as the same be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon and vested in the Board of Directors of the Corporation.

2.           The Board of Directors and stockholders of the Corporation shall have the power, to the extent provided by the Bylaws, to hold their respective meetings within or outside the State of Delaware.  The Directors shall have the power to keep the books, papers, documents and records of the Corporation within or without the State of Delaware (except to the extent required by the laws of the State of Delaware to be kept within that state), and to establish one or more offices of the Corporation within or without the State of Delaware as the Board of Directors may from time to time authorize.  Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

3.           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.